EXHIBIT 10.1
BINDING LETTER OF INTENT
This Binding Letter of Intent (this "LOI") is entered into by and between UA Granite Corporation, a Nevada corporation (the "Company"), and Vortex Blockchain, LLC, an Iowa limited liability corporation ("Vortex").
BACKGROUND AND PURPOSE
A. The Company is a fully reporting publicly traded company in good standing on the United States OTCQB marketplace.
B. The Company wishes to acquire Vortex through a reverse acquisition and believes Vortex to have a valuable cryptocurrency assets and intellectual property rights.
C. The Company and Vortex wish to enter into a voluntary share exchange (the "Exchange") transaction whereby the Company would acquire all of the issued and outstanding membership interest of Vortex in exchange for the issuance to the members of Vortex of approximately 65,000,000 shares of common stock of the Company.
D. The parties wish to enter into this LOI which states that the Closing of the Exchange will occur upon completion of the conditions as set forth herein and in a formal, definitive agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual agreements and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. This LOI constitutes a binding agreement with regard to the various matters set forth herein and shall become effective on execution of this LOI. The Company understands that time is of the essence with respect to an advance in the amount of USD$1,500,000 and hereby agrees to provide such an advance of USD$1,500,000, in immediately available funds, with $750,000 due within five (5) business days of the execution of this LOI and the remaining $750,000 subject to the completion or waiver by the Company, of the following conditions: (a) completion by Vortex of the audit of its financial statements as required to be filed by the Company upon the Closing (as defined below) in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (b) evidence that Vortex has access to at least 1,000 Bitmain S9 miners directly from Bitmain; (c) a valid power contract confirming both the available power on the property under which Vortex operates and the cost per kilowatt; and (d) a valid lease agreement for the property under which Vortex operates. Such advances will be subject to the terms and conditions of a Secured Promissory Note and Security Agreement in the form of Exhibit A attached hereto (the "LOI Advances").

2. The Company and Vortex agree that they will enter into a mutually agreed upon definitive agreement containing substantially the same terms and provisions as set forth in Paragraphs 3-14 of this LOI within thirty (30) calendar days from the date of execution of this LOI (the "Definitive Agreement").
3. Upon the satisfaction of the conditions set forth herein and in the Definitive Agreement, the Company will acquire all of the issued and outstanding membership interest of Vortex in exchange for the issuance to the members of Vortex of 65,000,000 shares of common stock of the Company. At the Closing, Vortex shall become wholly-owned by the Company and the Secured Promissory Notes and its associated Security Agreements evidencing the respective LOI Advances shall be cancelled as an intercompany loan in connection with the Exchange. The Security Agreement shall also be simultaneously extinguished in this event.
4. The closing of the Exchange (the "Closing") shall occur on or before thirty (30) calendar days from the date on which Vortex completes the audit of its financial statements as required to be filed by the Company upon the Closing in accordance with the Exchange Act and approval by Vortex members and note holders (if any) of the Definitive Agreement and the transactions contemplated thereunder and hereunder. Immediately prior to the Closing, the Company will have 10,000,000 shares of common stock, on a fully diluted basis, issued and outstanding (excluding any shares issued under the Financings, as defined below).  At the Closing, after giving effect to the Exchange, the capitalization of the Company will be as set forth on Exhibit B.
5. After the Closing, the Company will be managed by Vortex's current management and board of directors.  The existing board of directors and officers of the Company will resign effective as of the Closing and be replaced by officers and directors to be designated by Vortex.
6. In consideration for the proposed transactions, the Company shall, upon completion of the Closing, issue 65,000,000 shares of common stock of the Company to the currently existing members of Vortex (the "Vortex Members"). Within sixty (60) days of the execution of this LOI, the Company commits to offer and sell  up to 2,500,000 shares of its common stock at a price of $1.00 per share (or such price as calculated on a pre-stock split basis) and warrants to purchase up to 2,500,000 shares of its common stock (the "First Financing") in part to satisfy the amounts under the LOI Advances. The warrants will be issued in two series, Series A and B, each series exercisable for a period of twelve (12) months (subject to acceleration in certain circumstances) at a price of $1.25 per share (as adjusted for stock splits and dividends) for Series A and at a price of $1.50 per share for Series B, provided, however, the Company has call options to exercise each series of warrants for cash if the volume weighted average price ("VWAP") of the Company's common stock is above $1.25 per share or above $1.50 per share (as adjusted for stock splits and dividends), according to each Series' exercise prices, respectively, over a consecutive five (5) trading day period. If the Company exercises either call option, the Company shall issue to the holder(s) of such warrant, a new twelve month warrant to purchase up to the equivalent number shares of its common stock for the respective Series A or Series B warrant, with an exercise price for the respective Series equal to the greater of: (a) 90% of the VWAP of the Company's common stock for the 5 trading days preceding such call option exercise; or (b) the same exercise prices as the respective original Series A or B warrants. The Company shall be obligated to file a registration statement on Form S-1 with the Securities Exchange Commission to register all of such shares and warrants underlying the First Financing no later than ninety (90) days of the Closing. If the registration statement is not declared effective by the Securities Exchange Commission within six (6) months of the filing date, then the warrants shall be exerciseable on a cashless basis.
Within sixty (60) days of the effective date of the registration statement underlying the First Financing, the Company shall use best efforts to raise additional capital in the amount of up to $10,000,000 by offering to sell  up to 10,000,000 shares of its common stock at a price equal to no greater than 75% of the VWAP of the Company's common stock over a consecutive twenty (20) trading day period (the "Purchase Price Per Share") and warrants to purchase up to 5,000,000 shares of its common stock (the "Second Financing," and together with the First Financing, the "Financings"). The warrants will be exercisable for a period of twelve (12) months (subject to acceleration in certain circumstances) at a price per share equal to 1.5 multiplied by the Purchase Price Per Share. The Company shall be obligated to file a registration statement on Form S-1 with the Securities Exchange Commission to register all of such shares and warrants underlying the Second Financing either in advance of, or no later than thirty (30) days of the closing of the Second Financing.  If the registration statement is not declared effective by the Securities Exchange Commission within six (6) months of the filing date, then the warrants shall be exerciseable on a cashless basis. After the Closing and the Financings, the current Vortex Members will hold approximately 74% of the outstanding shares of capital stock of the Company.
7. The Company shall have no more than 87,500,000 shares of common stock issued and outstanding after completion of the Financings and Exchange, excluding any shares of common stock issuable under outstanding warrants or options. In the event the Company fails to meet the terms of the Financings, unless waived by the parties hereto, the Company and Vortex will mutually agree to take all necessary actions to rescind the Exchange in the most cost-effective and expeditious manner.

8. At the Closing, the Company will have no more than USD$1,000 in liabilities outstanding and no undisclosed liabilities, commitments or other obligations of any kind other than the Company's obligations to Vortex pursuant to this LOI and the Definitive Agreement.
9. All of the  legal, accounting or other fees and expenses related to the transactions contemplated under this LOI shall be paid for by the Company, and shall be offset against the First Financing amount.
10. The board of directors of Vortex and Vortex's members have approved this LOI and the transactions contemplated hereunder.
11. The parties intend for the post-Closing and post-Financings capitalization table of the Company to be substantially as attached hereto as Exhibit B. Any update to Exhibit B between now and the execution of the Definitive Agreement will have no effect on total number of shares (65,000,000) issued by Company to Vortex.
12. The Company shall advance any audit fees necessary to obtain an audit and comply with the filing requirements of the Exchange Act.  Any advances by the Company under this Paragraph 12 for audit fees prior to the Closing shall be in addition to the Advance, and shall be offset against the First Financing amount.
13. The Definitive Agreement shall contain customary representation and warranties, covenants and indemnification provisions as shall be mutually agreed upon by Vortex and the Company.
14. Vortex hereby grants to the Company a limited and non-exclusive license to use the names "Vortex Blockchain" and "Liberty Coin Farms". Vortex further agrees to provide consents, as may be required by the Company to make filings for the use of such name; provided, however, that in no event shall Vortex be precluded from continuing to use any names currently used by Vortex. In the event Closing does not occur, the Company agrees to immediately change its name to one unrelated to Vortex.
15. In consideration of the time and effort the Company will incur to pursue this transaction, Vortex agrees that, from the date of execution of this LOI (or, if sooner, until such time as this LOI is terminated) until the Closing, neither Vortex nor any person or entity acting on its behalf will in any way directly or indirectly (i) solicit, initiate, encourage or facilitate any offer to directly or indirectly purchase Vortex or any of its material assets, intellectual property or equity, (ii) enter into any discussions, negotiations or agreements with any person or entity which provide for such purchase, or (iii) provide to any persons other than its members or shareholders or the Company or its representatives any information or data related to such purchase or afford access to the properties, books or records of Vortex to any such persons.  If Vortex, or its representatives receive any inquiry or proposal offering to purchase Vortex or any part of its assets or equity, Vortex will promptly notify the Company. This exclusivity period will expire if (i) this LOI is terminated or (ii) either party is not able to fulfill its obligations hereunder as evidenced by written notice to the other party. No party hereto will make any disclosure or public announcements of the proposed transactions, the LOI or the terms thereof without the prior consent of the other party, which shall not be unreasonably withheld, or except, and only to the extent, as required by the applicable rules and regulations of the Securities and Exchange Commission.
16. Prior to the Closing, the Company and its representatives shall maintain the confidentiality of all confidential information that is provided to the Company by Vortex or its representatives except to the extent such disclosure is required by law.  Each party agrees and acknowledges that such party and its directors, officers, employees, agents and representatives will disclose business information and information about the proposed transaction in the course of securing financings for the Company and Vortex and that the parties and their representatives may be required to disclose that information under the continuous disclosure requirements of the Exchange Act.
17. This LOI shall be construed in accordance with, and governed by, the laws of the State of Nevada, and each party separately and unconditionally subjects to the jurisdiction of any court of competent authority in the State of Nevada, and the rules and regulations thereof, for all purposes related to this agreement and/or their respective performance hereunder.

18. The parties shall prepare, execute and file any and all documents necessary to comply with all applicable federal and state securities laws, rules and regulations in any jurisdiction where they are required to do so.
19. If any term or provision hereof shall be held illegal or invalid, this LOI shall be construed and enforced as if such illegal or invalid term or provision had not been contained herein.
20. This LOI may be executed in counterparts, by original or facsimile signature, with the same effect as if the signatures to each such counterpart were upon a single instrument; and each counterpart shall be enforceable against the party actually executing such counterpart.  All counterparts shall be deemed an original copy.
21. The delay or failure of a party to enforce at any time any provision of this LOI shall in no way be considered a waiver of any such provision, or any other provision of this LOI.  No waiver of, delay or failure to enforce any provision of this LOI shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this LOI.
22. This LOI may be terminated prior to entering into the Definitive Agreement (i) by mutual written agreement of the parties, (ii) by either party if the Definitive Agreement has not been entered into by March 31, 2018 through no fault of terminating party, or (iii) by either party in the event of a material breach of this LOI by the other party. Except for any monies advanced or loaned under this LOI, neither party shall be entitled to any compensation or damages on any ground whatsoever which may be due to or arising from any termination of this LOI.
[SIGNATURE PAGE FOLLOWS]

DATED EFFECTIVE: March 7, 2018.

UA Granite Corporation

By: /s/ Angel Luis Reynoso Vasquez
Name:          Angel Luis Reynoso Vasquez
Title:            Authorized Signatory

Vortex Blockchain, LLC

By: /s/ Craig Bergman
Name:  Craig Bergman
Title:  Managing Member
Address: 315 SW 14th St,
Des Moines, IA

EXHIBIT A
SECURED PROMISSORY NOTE AND SECURITY AGREEMENT
(Attached)

EXHIBIT B
CAPITALIZATION TABLE

		Shares at Closing	Percentage	Shares after Closing and Financings	Percentage
Current (Company) Shareholders		10,000,000	13.33%	10,000,000	11.43%

Vortex Members		65,000,000	86.67%	65,000,000	74.29%

New Investors under Financings				12,500,000	14.28%

Total		75,000,000	100.00%	87,500,000	100.00%

Warrant Holder	Price
Financing Warrants	$1.00			12,500,000

Fully Diluted Number		75,000,000		100,000,000